Exhibit 99.1

GigOptix, Inc. to Acquire Magnum Semiconductor, Inc.
Company to Be Renamed GigPeak, Inc.

The corporate rebranding reflects the broadening scope and capabilities of the Company, which unites GigOptix’s leading high-speed enterprise networking connectivity portfolio with Magnum’s world-class expertise in video broadcasting, compression, and analytics to create a lead innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the Network and the Cloud.

SAN JOSE, Calif. - April 4, 2016 - GigOptix, Inc. (NYSE MKT:GIG), a leading supplier of advanced semiconductor communications components for use in Cloud connectivity, data centers, and high-speed optical and wireless networks, today announced the signing of a definitive agreement to acquire Magnum Semiconductor, Inc., a privately-held Milpitas, California-based provider of silicon ICs, SoCs, software, and IP for the professional video broadcast and IoT camera markets, in a cash and stock transaction valued at approximately $55 million net based upon the average closing price of GigOptix stock for the trailing thirty day period ended April 1, 2016.  The acquisition is expected to become effective tomorrow, Tuesday, April 5, 2016, and upon the close, GigOptix, Inc. will be renamed GigPeak, Inc., beginning to operate under that name as of Wednesday, April 6, 2016.  The Company will continue to trade on the NYSE MKT exchange under the symbol “GIG.”

Highlights of the Transaction Include the Following Expectations:

•	Immediately accretive to GigOptix FY 2016 financial results
•	When adding the 9 months of Magnum’s projected financial results left in FY 2016, the GigPeak post acquisition outlook for FY 2016, compared with GigOptix’s standalone results in FY 2015, includes:
o	Revenue in the range of $60 million to $62 million, up approximately 50% from $40.4 million in FY 2015
o	Non-GAAP gross margin to increase to a range of 69% to 71%, up from 65% in FY 2015
o	Adjusted EBITDA margin to increase to a range of 27% to 29%, up from 25% in FY 2015
o	Non-GAAP earnings per diluted share to be in a range of $0.22 to $0.24, up from $0.19 in FY 2015. The projected increase in FY 2016 earnings per diluted share accretion is in spite of an approximately 20% increase in share count through the acquisition of Magnum and the recently announced direct investment by PDSTI
•	Enhances footprint utilization and reduces total cost of ownership of existing network pipes from the core to the end user
•	Expands and further differentiates the GigPeak product portfolio and addressable markets, providing additional growth opportunities, and expanding the current GigOptix addressable markets of approximately $1 billion to nearly $5 billion by adding the broadcasting, IoT, and consumer markets

“We have a long and proven track record of acquiring and integrating cutting edge technology companies in the most financially prudent manner.  The acquisition of Magnum Semiconductor, our eighth acquisition since inception, is another important step in realizing our initial 2007 roadmap vision and strategic plan to expand GigOptix through inorganic and organic growth.  With the addition of Magnum Semiconductor, we have taken a meaningful step in expanding our product portfolio to further enhance our mission of enabling high-speed and high-quality information streaming end-to-end over the network, from the core to the consumer,” said Dr. Avi Katz, GigOptix’s Founder, Chairman of the Board of Directors and Chief Executive Officer.  “We look forward to supporting Magnum’s continuing efforts as part of the newly rebranded GigPeak family to drive innovation through their proven and market accepted software-based solutions to deliver best-in-class video and data to the world’s leading broadcasting and IoT camera OEMs and customers.  The exponential growth in video traffic will further expand the demand for GigOptix’s and Magnum’s solutions in real-time high-speed and high-quality information streaming, video compression in the cable, satellite, telco/IPTV and mobile/over the top (OTT) markets.  The increasing need for powerful video analytics capabilities has also been driving significant interest in Magnum’s solutions in the IoT camera markets by major OEMs.  We are impressed by Magnum’s technology, customers, growth profile, and the technical depth and experience of its engineering team. We are very excited by the many opportunities this combination offers that will enable us to expand our focus from the enterprise networking and cloud connectivity to broadcasting head-ends, IoT, and consumer markets.  I also want to personally offer a warm welcome to the entire Magnum team that is joining our family today.”

Gopal Solanki, Chief Executive Officer and President of Magnum Semiconductor stated, “The combination of GigOptix’s leading edge wired and wireless high-speed communication technology, combined with Magnum’s professional quality video compression and SoC hardware and software expertise creates a unique and powerful platform for streaming video.  The Magnum team is excited to join forces to develop solutions for a future where video presence is pervasive and widely deployed at both the consumer and commercial premises.”

Andy Rappaport, Partner Emeritus at August Capital, Magnum’s largest shareholder, said, “Magnum’s team has done an extraordinary job creating proven, industry leading video compression and analytics technology serving some of the most demanding customers in the world.  By combining Magnum’s hardware and software experience and high-margin product portfolio with the complementary product, technology and market leadership, and solid balance sheet of GigOptix, GigPeak is well positioned to sustain both companies’ strong positions with their current customers and accelerate growth by developing new solutions for large emerging markets.”

World-Class Video Compression and Analytics Expertise

Magnum Semiconductor, which generated approximately $19 million in revenue in FY 2015, based on unaudited results, brings a well-developed and comprehensive portfolio of video broadcasting and compression solutions to GigOptix, including silicon ICs, SoCs, software solutions, and a comprehensive library of IP.

“We have researched the market for a long time to identify the best-in-class video broadcasting, compression and analytics technology company that will allow us to complement our leading edge high-speed connectivity product portfolio for the telecom and datacom enterprise networking.  This combination of products and technologies enable us to address both the speed of data transmission and the amount of bandwidth the data consumes within a network, driven in particular by video, which is a major source of data center traffic. We are poised to provide powerful solutions to enhance the footprint utilization and reduce total cost of ownership of existing network pipes from the core to the end user.  GigPeak’s broad portfolio of cutting-edge products will serve the enterprise networking and broadcasting OEMs, as well as the IoT and consumer markets,” said Dr. Raluca Dinu, GigOptix’s Executive Vice President of Global Customer Operations.

Terms and Structure of the Transaction

GigOptix is executing this acquisition via a combination of stock and cash, issuing approximately 7.1 million shares and paying an additional approximately $35.8 million in net cash, a significant portion of which will be used to repay Magnum’s outstanding debt and other liabilities.  The amounts to be paid are subject to customary adjustments.  GigOptix expects to fund the purchase price of the acquisition from a combination of cash on hand and incurrence of additional indebtedness through a $15 million term loan provided by Silicon Valley Bank.

Matthew Wright, Managing Director at Silicon Valley Bank, added, "This is an exciting time for GigOptix.  We're delighted to partner with the company to provide debt funding for this transaction, enabling the team to accelerate growth going forward, expand their addressable market and add compelling talent and technology."

Conference Call Today, April 4, 2016, at 2:00 p.m. ET

GigOptix will host a conference call today, April 4, 2016, at 2:00 p.m. ET/11:00 a.m. PT to discuss this agreement.  To access the conference call, please dial (719) 325-2495. No passcode is needed.  A live webcast and accompanying presentation of the conference call will be available in the Investors section of GigOptix’s website at www.gigoptix.com.  A slide presentation to be used on the conference call will be posted to the investor relations page of GigOptix’s website.  The replay dial-in number is (858) 384-5517, and the passcode is 7814276.

Further details of the transaction and arrangement are set out in GigOptix’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2016.

GigPeak, Inc., NYSE Opening Bell Ceremony on April 6, 2016

GigPeak’s Founder, Chairman of the Board of Directors and Chief Executive Officer, Dr. Avi Katz, joined by GigPeak’s executives and the Company’s 2015 Hall-Of-Fame nominated employees, will ring the NYSE Opening Bell® on Wednesday, April 6, 2016. A live stream of The Opening Bell® can be viewed at https://www.nyse.com/bell.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "believe," "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding the acquisition of Magnum Semiconductor and its closing, projected plans for GigPeak after the acquisition, including an expanded product portfolio, new product development and introduction, product sales growth and projected revenues, other financial impacts of the acquisition, the entry into an expanded credit facility with Silicon Valley Bank and the new name, GigPeak, Inc. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability of the parties to satisfy the conditions for closing the acquisition and the entry into and funding of the loan by Silicon Valley Bank, the ability to integrate the two companies, including retention of key personnel of Magnum Semiconductor and maintaining sales to existing Magnum Semiconductor customers, the ability to successfully rebrand the company, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and "bring to market" plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify and the success of product sales in new markets or of recently produced product offerings, including bundled product solutions. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the GigOptix filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

About GigOptix, Inc.

GigOptix, Inc. (NYSE MKT: GIG) is a lead designer, developer, and global supplier of a broad range of analog, digital, and mixed signal components to enable high-speed information streaming over the telecom networks, datacom infrastructure, and consumer electronics links. Our ability to innovate and create differentiated products is based on deployment of various semiconductor technologies that span from III-V compounds to SiGe BiCMOS and CMOS-based device designs.

GigOptix’s product portfolio provides high-speed and low-power solutions in markets such as fiber-optics telecom, wireless backhaul, datacom and consumer electronics, mil-aero, instrumentation, and medical equipment, for applications such as linecards and transponders, active optical cables and pluggables, point-to-point wireless radios, military warfare, avionics electronics, GPS systems, and diverse medical equipment, such as ultrasound imaging, X-Ray, MRI, CT Scan, and Defibrillators.

About Magnum Semiconductor, Inc.

Magnum Semiconductor is a leading provider of silicon ICs, SoCs, software and IP for the professional video broadcast and IoT camera markets. Magnum provides top of the line products, tools and technologies for the entire video content creation and distribution chain, from contribution and production through distribution over cable, satellite and IPTV to OTT video streaming. Magnum Semiconductor is headquartered in Milpitas, California, with sales and engineering offices in Canada, China, and Korea.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at http://www.svb.com.

Contacts

GigOptix, Inc.
Dr. Raluca Dinu, 408-522-3117
EVP Global Customer Operations
rdinu@GigOptix.com

or
Investor Relations:
Darrow Associates, Inc.
Jim Fanucchi, 408-404-5400
ir@GigOptix.com